EXHIBIT 99.3

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

craig.dynes@pega.com

Pegasystems Expands Current Share Repurchase Program

CAMBRIDGE, Mass., February 14, 2008 — Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program (the “Current Repurchase Program”). Under this expansion, an additional $15 million in repurchases of Pegasystems common stock has been approved, over and above the initial $10 million authorization, and the expiration date of the Current Repurchase Program has been extended to December 31, 2008. This expansion will become effective on the second trading day following the release of the Company’s financial results for the fourth quarter and full year 2007. Through February 14, 2008, the Company had repurchased 873,325 shares under the Current Repurchase Program, for an average price of $11.45 per share.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the “10b5-1 Plan”). The 10b5-1 Plan commenced on July 1, 2007 and has been extended to expire on December 31, 2008, subject to conditions specified in the plan agreement. Shares that are repurchased under the 10b5-1 Plan will be repurchased under the Current Repurchase Program.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2007 and December 31, 2008.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

The information contained in this press release is not a commitment, promise, or legal obligation to deliver any material, code or functionality. The development, release and timing of any features or functionality described remains at the sole discretion of Pegasystems, Pegasystems specifically disclaims any liability with respect to this information.

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